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                                                                  Exhibit 99.17


                     [L3 COMMUNICATIONS LETTERHEAD]



                                          June 28, 2001


David A. Derby
Chairman, President and Chief Executive Officer
Datron Systems Incorporated
3030 Enterprise Court
Vista, California 92083-8347


Dear Mr. Derby:

     The purpose of this letter is to reaffirm, for the benefit of your Board, our offer to acquire all of the outstanding common stock of Datron Systems Incorporated ("Datron") and all outstanding options to purchase such common stock, for an all-cash purchase price of $16.25 per share, representing a total purchase price of approximately $52 million, based on
3.186 million fully diluted shares of Datron common stock outstanding as of June 12, 2001. Our offer assumes that there has been no change in Datron's net cash or net assets from the amounts set forth in its balance sheet dated as of March 31, 2001. We have cash on hand and outstanding cash commitments that are more than sufficient to pay the purchase price.

     On June 25, Datron announced that it had entered into a definitive agreement providing for the sale of all of its outstanding common stock to the Titan Corporation ("Titan") for approximately $51.2 million Titan common stock. However, depending on applicable trading prices, Datron's shareholders may realize as little as $46.1 million in Titan common stock for their Datron shares.

     As you know, as early as May 30 we proposed to acquire substantially all of Datron's assets for $52 million. Promptly thereafter, we submitted a revised proposal to acquire all of Datron's common stock for $52 million. Our revised proposal was based upon the representation of your financial advisor that you were willing to pursue a sale to us on this basis and that we would be contacted on or about June 15 to discuss arrangements to perform our confirmatory due diligence. Until your announcement of your agreement with Titan, we heard nothing.

     After entering into a definitive agreement with Titan, your Board apparently decided it was finally time to respond to our superior offer through a letter written by your attorneys. The after-the-fact rationalizations of the Board's conduct contained in


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David A. Derby
Datron Systems Incorporated
June 28, 2001

this letter are entirely unconvincing. The letter claims that your Board failed to pursue a transaction with us because we "continued" to insist upon a 60 day exclusivity period. This claim is entirely inconsistent with the fact that, in the process of submitting a revised offer to acquire Datron as described above, we were assured by your financial advisor that you would contact us promptly so that we could commence due diligence and pursue a transaction. Once we submitted our revised offer, we received no reply at all. Instead of responding (as you imply in your letter) that you would consider a transaction with us on the condition that there be no exclusivity period, your Board exclusively pursued a less favorable transaction with Titan for almost two weeks, and announced its intentions only after it entered into a definitive agreement.

     The letter also claims that your Board had little confidence that it could accomplish a transaction with us based on prior discussions with L-3 and myself during the past year and "problems perceived" with our interest in acquiring the company. As you know, during the past year we made another all-cash offer to acquire Datron at a valuation that is consistent with our current $52 million all-cash offer. The principal problem "perceived" with our prior offer was management's insistence that Datron's true value was substantially higher. Having entered into an agreement with Titan at a price that is lower than our offer, it is clear that your Board ultimately agreed with us that management's prior claims were without merit.

     In light of your Board's fiduciary obligations, we do not understand how Datron could enter a definitive acquisition agreement with Titan in the face our superior, fixed, all-cash offer. Having determined to sell the company, your Board had a fiduciary responsibility to conduct a full and fair sale process. Our consistent and continuing efforts over the past year to acquire Datron provided your Board with ample evidence of the seriousness of our revised offer and of our willingness to quickly negotiate a definitive agreement to acquire the company. Whatever specific problems your Board may have had with our revised offer, your Board's total failure to provide any response demonstrates that your Board was not interested in making any attempt to resolve them. Accordingly, without any credible explanation, your Board failed to consider our offer, denying stockholders the opportunity to maximize the value of their shares.

     Despite all that has happened, we are prepared to IMMEDIATELY begin conducting confirmatory due diligence and negotiating definitive transaction agreements in connection with our revised offer. In light of your fiduciary duties, we expect that you will promptly provide us with access to company information on the same basis previously provided to Titan.


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David A. Derby
Datron Systems Incorporated
June 28, 2001


      We expect to hear from you promptly. In addition, we expect that Datron will not take any action that would interfere with the ability of its stockholders to receive the maximum value for their shares. If we do not hear from you promptly concerning our offer, we will take such further actions as we deem appropriate.


                                           Sincerely,


                                           /s/ Frank C. Lanza
                                           ------------------
                                           Frank C. Lanza